UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Sun Microsystems, Inc.

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SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, CA 95054

650-960-1300

www.sun.com

September 22, 2004

Dear Fellow Stockholder:

Our 2004 Annual Meeting of Stockholders will be held on Wednesday, November 10, 2004 in the Auditorium of our Santa Clara campus, 4030 George Sellon Circle, Santa Clara, California. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2004 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to vote over the Internet, by telephone or by returning your proxy card. The proxy statement explains more about proxy voting. Please read it carefully.

I strongly encourage you to sign up for electronic delivery of future Sun annual reports and proxy statement materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy statement electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http:/www.sun.com/investors.

As at our past annual meetings, in addition to considering matters described in the proxy statement, we will review major business developments since our last stockholders meeting.

Thank you for your continued support of our company.

Sincerely,

/S/ SCOTT G. MCNEALY
SCOTT G. MCNEALY Chairman of the Board of Directors and Chief Executive Officer

SUN MICROSYSTEMS, INC.

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, November 10, 2004

Time:	10:00 a.m. PST (registration will begin at 9:00 a.m.)

Place:	Auditorium Sun Microsystems, Inc. Santa Clara campus 4030 George Sellon Circle Santa Clara, California

At the meeting, you will be asked to:

1.	Elect nine members of the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005; and

3.	Consider any other matters that may properly be brought before the meeting.

By order of the Board of Directors,

/S/ MICHAEL A. DILLON
MICHAEL A. DILLON Senior Vice President, General Counsel and Secretary

Santa Clara, California

September 22, 2004

Please vote by telephone or by using the Internet as instructed in the proxy card, or complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope.

SUN MICROSYSTEMS, INC.

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

Our Board of Directors is soliciting proxies to be voted at the 2004 Annual Meeting of Stockholders to be held on November 10, 2004. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the meeting by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include this proxy statement, the proxy card and our annual report on Form 10-K for the fiscal year ended June 30, 2004, were mailed to stockholders beginning September 23, 2004. Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054. Sun’s main telephone number is (650) 960-1300. In this proxy statement, Sun Microsystems is referred to as “the Company,” “Sun” and “we.”

Questions and Answers

Q:	Who may vote at the meeting?

A:	You may vote your Sun common stock if our records show that you owned your shares on September 13, 2004, which is referred to as the Record Date. At the close of business on the Record Date, 3,344,965,638 shares of Sun common stock were outstanding and eligible to vote. You may cast one vote for each share of common stock held by you on all matters presented, except for the election of the directors. Please see “Vote required” at the end of “Proposal 1 — Election of Directors” below for further explanation.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	Election of nine members of the Board; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.

We will also consider other business that properly comes before the meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote:

•	“FOR” each of the nominees to the Board; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.

Q:	How can I vote my shares in person at the annual meeting?

A:

If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., you are considered the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Sun. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Most stockholders of Sun hold their shares in street name through a stockbroker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Scott G. McNealy and Michael A. Dillon, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee will have authority to vote your shares on all matters to be considered at the meeting.

Q:	What is the quorum requirement for the annual meeting?

A:	A majority of Sun’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or by using the Internet.

Q:	How can I change my vote after I return my proxy card?

A:

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy submitted prior to the meeting will be counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

Q:	Is my vote confidential?

A.	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sun or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which may be forwarded to Sun management.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ended December 26, 2004.

Q:	How can I obtain a separate set of voting materials?

A:	To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Sun stock account, we are delivering only one set of the proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2004 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK18-229

Santa Clara, California 95054

(650) 960-1300

Q:	Who pays for the cost of this proxy solicitation?

A:	We will pay the costs of the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $24,750, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone, or we may ask our proxy solicitor to solicit proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. We are soliciting proxies electronically through the Internet from stockholders who are our employees or who previously requested to receive proxy materials electronically through the Internet.

Q:	How can I obtain a copy of Sun’s 10-K?

A:	A copy of our 2004 Form 10-K is enclosed. You may obtain an additional copy of our 2004 Form 10-K by sending a written request to the address listed above under “How can I obtain a separate set of voting materials?”. We will furnish the Form 10-K without exhibits at no charge. If you prefer a copy of the 2004 Form 10-K including exhibits, you will be charged a fee (which will be limited to our reasonable expenses in furnishing such exhibits). Our Form 10-K is available in PDF format through our Investor Relations website at http://www.sun.com/investors, and our Form 10-K with exhibits is available on the SEC website at http://www.sec.gov, which can be reached from our Investor Relations website.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the nine persons receiving the highest number of “FOR” votes at the annual meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a beneficial owner fails to give voting instructions with respect to “non-routine” matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, although broker non-votes are counted for purposes of determining a quorum, broker non-votes will not otherwise affect the outcome of any matter being voted on at the meeting. None of the matters at this meeting are considered “non-routine,” so there will be no broker non-votes. Abstentions have the same effect as votes against the matter.

Q:	Is cumulative voting permitted for the election of directors?

A:	In the election of directors, you may elect to cumulate your vote. If you choose to cumulate your votes, you will need to notify the Secretary of Sun in writing at the address of Sun’s principal executive offices prior to the meeting or notify the chairman of the meeting prior to the commencement of voting at the meeting of your intent to cumulate your votes. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee. If cumulative voting is invoked, you may allocate among the director candidates that have been properly nominated in accordance with our Bylaws, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example if you hold 1,000 shares of stock, you could allocate 9,000 “FOR” votes (1,000 times 9) among as few or as many of the nine director nominees as you choose. The proxy holders intend to vote the shares represented by proxies to elect the nominees to the Board set forth in Proposal 1. If cumulative voting is in effect at the Annual Meeting, the proxy holders will vote the shares represented by the proxies in order to elect as many of the nominees in this Proposal 1 as possible or as they otherwise determine in their discretion. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future annual meetings as follows:

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in Sun’s proxy statement for the 2005 annual meeting, the written proposal must be received by the Secretary of Sun at our principal executive offices no later than May 26, 2005. The proposal will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at our 2005 annual meeting, but you do not intend to have it included in our 2005 proxy statement, your proposal must be delivered to the Secretary of Sun no earlier than June 25, 2005 and no later than July 25, 2005. If the date of our 2005 annual meeting is more than 30 calendar days before or after the date of our 2004 annual meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2005 annual meeting.

Nomination of Director Candidates: Stockholders may propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and Sun within the last three years and a written indication by the recommended candidate of her/his willingness to serve and should be directed to the Secretary of Sun at the address of our principal executive offices shown above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting. If you want to nominate an individual for election to Sun’s Board at the 2005 annual meeting, you must deliver a written notice to the Secretary of Sun no earlier than June 25, 2005 and no later than July 25, 2005. As set forth in our Bylaws, your notice must state: your name, your address and the number of Sun shares you own; the nominee’s name, age, business address, principal occupation and the number of Sun shares the nominee owns; and all other information regarding nominees required pursuant to Regulation 14A of the Exchange Act.

Copy of Bylaw Provisions: You may contact the Secretary of Sun at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws also are available on our website at http://www.sun.com/company/cgov.

Q:	How can I communicate with the non-employee directors on Sun’s Board?

A:	The Board encourages stockholders who are interested in communicating directly with the non-employee directors as a group to do so by writing to the non-employee directors in care of the Secretary. Stockholders can send communications by mail to Secretary, Sun Microsystems, Inc., 4150 Network Circle, SCA12-202, Santa Clara, California 95054 or electronically by clicking on “Contact Sun’s Board of Directors” at our corporate governance website located at http://www.sun.com/company/cgov. Correspondence received that is addressed to the non-employee directors will be reviewed by our general counsel or his designee, who will regularly forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our general counsel, deals with the functions of the board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the non-employee members of the board and request copies of any such correspondence.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. Robert L. Long has notified us that he will not stand for reelection to the Board at the expiration of his term on November 10, 2004. Consequently, the Board has reduced the number of directors to nine effective November 10, 2004. All nine remaining members of the Board have been nominated for election at the annual meeting to hold office until the next annual meeting and the election of their successors. The Board has determined that all of the director nominees are independent directors, as defined by the Nasdaq National Market listing standards, except for Messrs. McNealy and Lehman. The Corporate Governance and Nominating Committee, consisting solely of independent directors as determined under the rules of the Nasdaq National Market, recommended the nine directors set forth in Proposal 1 for nomination by our full Board. Based on that recommendation, our Board nominated such directors for election at the Annual Meeting.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of September 1, 2004.

Scott G. McNealy Age 49 Director since 1982 Chairman of the Board of Directors and Chief Executive Officer of Sun	Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors and Chief Executive Officer since April 2004, as Chairman of the Board of Directors, President and Chief Executive Officer from July 2002 to April 2004, as Chairman of the Board of Directors and Chief Executive Officer from April 1999 to June 2002, as Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 to April 1999, as President and Chief Operating Officer from February 1984 to December 1984 and as Vice President of Operations from February 1982 to February 1984.

James L. Barksdale Age 61 Director since 1999 President and Chief Executive Officer of Barksdale Management Corporation	Mr. Barksdale has been President and Chief Executive Officer of Barksdale Management Corporation, an investment management company, since April 1999. He has been Chairman of The Barksdale Group, LLC, a venture capital firm, since April 1999. Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corporation, an Internet company, from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. He is also a director of Time Warner Inc. and Federal Express Corporation.

Stephen M. Bennett Age 50 Director since 2004 President and Chief Executive Officer of Intuit Inc.	Mr. Bennett has been President and Chief Executive Officer of Intuit Inc. and a member of Intuit’s Board of Directors since January 2000. Prior to joining Intuit, a financial management software company, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the board of directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999 he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999.

L. John Doerr Age 53 Director since 1982 General Partner of Kleiner Perkins Caufield & Byers	Mr. Doerr has served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Amazon.com, Inc., drugstore.com, inc., Google Inc., Homestore.com, Inc., Intuit Inc. and palmOne, Inc.

Robert J. Fisher Age 50 Director since 1995 Chairman of the Board of Directors of The Gap, Inc.	Mr. Fisher has served as Chairman of the Board of Directors of The Gap, Inc., a clothing retailer, since May 2004. Previously, he had been a member of The Gap’s board from November 1990 to May 2004. From April 1997 to November 1999, he served as President, Gap Division, The Gap, Inc.

Michael E. Lehman Age 54 Director since 2002 Former Executive Vice President, Corporate Resources and Chief Financial Officer of Sun	Mr. Lehman served as Executive Vice President of Sun from July 2002 until his resignation from employment in September 2002. Since that time, he has served as a self-employed business consultant. From July 2000 to July 2002, he served as Executive Vice President, Corporate Resources and Chief Financial Officer of Sun, and from January 1998 to July 2000, as Vice President, Corporate Resources and Chief Financial Officer of the Company. He is also a director of Echelon Corporation, MGIC Investment Corporation and NetIQ Corporation.

M. Kenneth Oshman Age 64 Director since 1988 Chairman of the Board of Directors and Chief Executive Officer of Echelon Corporation	Mr. Oshman has served as Chairman of the Board of Directors since September 1989 and Chief Executive Officer since December 1988 of Echelon Corporation, a provider of networking services for everyday devices. He served as President of Echelon from December 1988 to September 2001. He is also a director of Knight-Ridder, Inc.

Naomi O. Seligman Age 65 Director since 1999 Senior Partner, Ostriker von Simson, Inc.	Ms. Seligman has served as Senior Partner of Ostriker von Simson, Inc., an IT strategy exchange, since June 1999. From 1977 to June 1999, Ms. Seligman was Co-Founder and Senior Partner of Research Board, Inc., an information technology research group. She is also a director of Akamai Technologies, Inc. and The Dun & Bradstreet Corporation.

Lynn E. Turner Age 52 Director since 2002 Managing Director of Research of Glass Lewis & Co. LLC	Mr. Turner has been the Managing Director of Research of Glass Lewis & Co. LLC, an independent research firm, since July 2003. He also has served as a Managing Director and Senior Advisor of Kroll Zolfo Cooper LLC, a financial consulting services company, since July 2003. From August 2001 to June 2004, Mr. Turner was a Professor of Accounting and Director of the Center for Quality Financial Reporting at Colorado State University. From July 1998 to August 2001, he served as the Chief Accountant of the United States Securities and Exchange Commission.

About the Board and its committees

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Independent members of the Board hold separate meetings at least twice a year. Additionally, at each regularly scheduled meeting of the Board, the non-management members of the Board meet in executive session without management present. In accordance with the corporate governance guidelines adopted by the Board, the non-management members of the Board annually elect a Presiding Director from among those members considered independent as defined in the applicable rules for companies traded on the Nasdaq National Market. James Barksdale has been elected as the Presiding Director for fiscal year 2005. As Presiding Director, Mr. Barksdale’s duties include serving as chairman of meetings of the Board’s independent directors and the Board’s executive sessions, providing advice to the Board’s Chairman with respect to agendas and information needs relating to meetings of the Board, and such other duties as the Board may delegate to assist in meeting its responsibilities.

During fiscal 2004, our Board held ten meetings. Other than James Barksdale, each director attended at least seventy-five percent of the aggregate number of meetings of the Board and committees on which such director served during fiscal 2004. Mr. Barksdale, who is a long-time and valued member of our Board, missed four meetings in order to care for his wife, who died last year after a long illness. We encourage directors to attend our annual meeting. Seven of our directors attended last year’s meeting.

The Board has an Audit Committee, a Leadership Development and Compensation Committee and a Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes recommendations to the Board concerning committee memberships and appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of the committees.

Director	Audit	Leadership Development and Compensation	Corporate Governance and Nominating
Scott G. McNealy
James L. Barksdale			Chair
Stephen M. Bennett		X
L. John Doerr		Chair	X
Robert J. Fisher(1)	X
Michael E. Lehman
Robert L. Long(2)	X
M. Kenneth Oshman(3)		X	X
Naomi O. Seligman(4)	X
Lynn E. Turner	Chair
Number of meetings in fiscal 2004	13	6	4

(1)	Mr. Fisher served on the Corporate Governance and Nominating Committee until July 29, 2004.

(2)	Mr. Long served as chair of the Audit Committee until June 30, 2004. Mr. Long is not standing for reelection this year.

(3)	Mr. Oshman served as chair of the Corporate Governance and Nominating Committee until July 29, 2004.

(4)	Ms. Seligman served on the Leadership Development and Compensation Committee until July 29, 2004.

Audit Committee. On behalf of the Board, the Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Among other matters, the Audit Committee:

•	hires, evaluates performance of and replaces independent registered public accounting firm as appropriate;

•	discusses relationships or issues that could hinder the independence of and pre-approves the non-audit services provided by Sun’s independent registered public accounting firm;

•	discusses with management, internal auditors and the independent registered public accounting firm the quality of Sun’s accounting principles and financial reporting; and

•	oversees the internal auditing functions and controls.

See the “Report of Audit Committee” contained elsewhere in this proxy statement. Each member of the Audit Committee meets the Nasdaq requirements as to independence and financial knowledge, and our Board has determined that Mr. Turner qualifies as an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act and is “independent” as defined in applicable SEC rules. The Audit Committee operates under a written charter that complies with applicable SEC and Nasdaq requirements, a copy of which can be found at http://www.sun.com/company/cgov/docs/AuditCommitteeCharter.pdf.

Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers. Among other matters, the Leadership Development and Compensation Committee:

•	reviews and approves the executive compensation policies, including compensation of the chief executive officer;

•	administers the employee stock option and stock purchase plans;

•	reviews executive and leadership development policies, plans and practices; and

•	advises the Board on executive successor planning.

See the “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation” contained elsewhere in this proxy statement. The members of the Leadership Development and Compensation Committee are all independent directors under applicable Nasdaq rules. The Leadership Development and Compensation Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/LDCC_Charter.pdf.

Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee is to ensure that our Board is properly constituted to meet its fiduciary obligations to stockholders and Sun and that Sun has and follows appropriate governance standards. Among other matters, the Corporate Governance and Nominating Committee:

•	reviews and approves nominees for service on the Board;

•	considers candidates recommended by stockholders; and

•	adopts, reviews and implements corporate governance policies and procedures.

The members of the Corporate Governance and Nominating Committee are all independent directors under applicable Nasdaq rules. The Corporate Governance and Nominating Committee operates under a written charter, a copy of which can be found at http://www.sun.com/company/cgov/docs/CGNC_Charter.pdf.

Consideration of director nominees

The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board. The Corporate Governance and Nominating Committee considers and evaluates any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Committee determines, a search firm. This review may, in the Committee’s discretion, include a review solely of information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper, including the retention of third parties to review potential candidates.

The Committee evaluates candidates proposed by stockholders using the same criteria as those used for other candidates. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee considers the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

•	such factors as issues of diversity, age, skills such as understanding of manufacturing, technology, finance, sales and marketing, and international background; and

•	such other factors as the Committee may consider appropriate.

The Committee requires the following minimum qualifications to be satisfied by any candidate for a position on the Board:

•	possession of the highest personal and professional ethics and integrity;

•	proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	attributes that are complementary to those of the existing Board;

•	the acumen, drive and skills to assist and support management and make significant contributions to the Company’s success;

•	an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	diversity of experiences and personal and cultural attributes; and

•	expansive professional background ensuring a comprehensive appreciation of Sun’s business including manufacturing, technology development, finance, sales and marketing, and international business.

With regard to our newest director, Mr. Bennett was initially suggested as a candidate by an independent director. In fiscal 2004, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. However, for fiscal year 2005, the Committee has engaged a search firm to assist in identifying director candidates. For a description of the process for a stockholder to recommend a director candidate for the Corporate Governance and Nominating Committee’s consideration or to nominate directors in accordance with our Bylaws, see “Information Concerning the Proxy Materials and the Annual Meeting — Questions and Answers — What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?” contained elsewhere in this proxy statement.

Director compensation

Annual Retainer

Non-employee directors receive an annual retainer paid quarterly as follows:

Position	Annual Amount
Board Member	$42,000
Audit Committee Chair	$62,000
Audit Committee Member	$52,000
Other Committee Chairs	$47,000

Employee directors do not receive compensation for their service as a member of our Board.

Stock option plan for non-employee directors

Non-employee directors participate in our 1988 Directors’ Stock Option Plan. Under the plan, each non-employee director who is not, on the date first elected to the Board, a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock. Each non-employee director who is a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock on the date he or she becomes a director. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who is re-elected and has served on the Board for at least six months is automatically granted a nonstatutory stock option to purchase 10,000 shares of common stock. The number of options subject to an automatic grant under the plan is not adjusted for forward stock splits, stock dividends, a combination or reclassification or similar transaction that increases the number of shares of Sun common stock outstanding without receipt by Sun of consideration. Options granted upon re-election have an exercise price equal to the closing price of Sun common stock on the annual meeting date as reported on the Nasdaq National Market. Options under the plan expire after five years, vest at a rate of twenty-five percent per year and can only be exercised while the optionee is a director, or within six months after service as a director terminates due to death or disability, or within ninety days after the optionee ceases to serve as a director for any other reason.

During fiscal 2004, Mr. Bennett, who was first elected as a non-employee director in June 2004, was granted an option to purchase 20,000 shares of common stock, at a per share exercise price of $4.28, which was the closing price of Sun’s common stock on the date of grant, as reported on the Nasdaq National Market. Each non-employee director re-elected at our 2003 Annual Meeting was granted an option to purchase 10,000 shares of common stock, at an exercise price of $4.208 per share. During fiscal 2004, there were no options exercised by non-employee directors.

Compensation committee interlocks and insider participation

In June 1996, Sun entered into a Limited Partnership Agreement (“Agreement”) with KPCB Java Associates L.P., a venture capital fund organized as a California limited partnership, as general partner (“KPCB Java”), and certain other limited partners (“Partnership”). Pursuant to the Agreement, Sun agreed to make capital contributions of $16,000,000 to the Partnership and, in addition, pay an annual management fee of no more than $320,000 to KPCB VIII Associates, L.P., a California limited partnership and a general partner of KPCB Java (“KPCB VIII”). The Partnership, KPCB Java and KPCB VIII are affiliates of Kleiner Perkins Caufield & Byers. Mr. Doerr, who is a General Partner of Kleiner Perkins Caufield & Byers, KPCB VIII and KPCB Java, is a Sun director and Chairman of our Leadership Development and Compensation Committee. In October 2003, we divested our equity interest in the Partnership. Scott G. McNealy (Chairman of the Board and Chief Executive Officer), and William N. Joy (former Executive Vice President, Co-Founder and Chief Scientist) are limited partners in the Partnership.

Vote required

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nine nominees receiving the highest number of votes will be elected. Unless cumulative voting is invoked, proxies may not be voted for more than nine directors, and you may give each nominee one vote for each share you hold.

Board recommendation

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal 1.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2005. Ernst & Young LLP has served as Sun’s independent registered public accounting firm since 1982. We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005. Ernst & Young LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sun’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Vote required

If a quorum is present and voting, the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal at the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005.

Board recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

The following table sets forth fees for services Ernst & Young LLP (E&Y) provided during fiscal years 2004 and 2003:

	2004	2003
Audit fees(1)	$5,381,000	$3,328,000
Audit-related fees(2)	42,000	447,000
Tax fees(3)	6,113,000	6,693,000
All other fees(4)	565,000	783,000

Total	$12,101,000	$11,251,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings. Fiscal years 2004 and 2003 include approximately $1.8 million and zero, respectively, in fees for assurance services provided in connection with assessment and testing of internal accounting controls in connection with Section 404 of the Sarbanes Oxley Act of 2002. In February 2004, the SEC announced a delay in the effectiveness of Section 404 that makes it effective for our fiscal year ending June 30, 2005. Separately, Sun has retained KPMG LLP to provide assistance and consultation regarding the assessment, implementation and documentation of our internal controls.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. For fiscal year 2004, fees are solely for professional services provided in connection with audits of certain employee benefit plans. For fiscal year 2003, fees are solely for services provided in connection with making recommendations for improvements in our internal controls.

(3)	Fiscal 2004 includes approximately: (i) $2.5 million for services associated with Sun’s expatriate tax program; (ii) $1.1 million for domestic and international tax planning; (iii) $2.1 million for compliance amendments to foreign sales corporation tax returns; (iv) $0.2 million for international tax compliance; and (v) the remainder for tax due diligence associated with Sun’s acquisition activities. Tax services associated with Sun’s expatriate tax program will be transferred to another public accounting firm in fiscal 2005. Fiscal 2003 includes approximately: (i) $3.1 million for services associated with Sun’s expatriate tax program; (ii) $3.0 million for domestic and international tax planning; (iii) $0.4 million for international tax compliance; and (iv) the remainder for tax due diligence associated with Sun’s acquisition activities.

(4)	Represents fees for services provided to Sun not otherwise included in the categories above, including services provided in connection with Sun’s expatriate relocation programs, which will be transferred to another public accounting firm in fiscal 2005, and other miscellaneous items.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by E&Y. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2004, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

E&Y has recently notified the SEC, the Public Company Accounting Oversight Board and the audit committee of the Sun Board of Directors that certain non-audit work it has performed in China, has raised questions regarding E&Y’s independence with respect to its performance of audit services.

With respect to Sun, during fiscal years 2001 and 2002, E&Y performed tax calculation and return preparation services for certain immaterial subsidiaries of Sun in China. E&Y’s affiliated firm in China made payment of the relevant taxes on behalf of Sun. The payment of those taxes involved the handling of Sun tax related funds. These payment services were discontinued in 2002. The fees paid by Sun to E&Y China for the payment services were approximately $9,000 in 2001 and $1,000 in 2002.

Based upon E&Y’s disclosure, Sun evaluated E&Y’s non-audit services provided to Sun during the relevant time periods and Sun did not identify any additional non-audit services that may compromise E&Y’s independence for purposes herein. Sun and E&Y continue to evaluate and review processes relevant to the maintenance of E&Y’s independence.

In July and September, 2004, E&Y issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee of our Board of Directors and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in this report. The audit committee has discussed with E&Y its independence from Sun.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

The Audit Committee currently consists of Lynn E. Turner, Chairman, Robert L. Long, Robert J. Fisher and Naomi O. Seligman. Mr. Turner became chairman effective July 1, 2004. All members of the Audit Committee meet the independence and experience requirements of the Nasdaq National Market.

The Board of Directors has adopted a written charter for the Audit Committee, which can be found at http://www.sun.com/company/cgov/. This charter was amended during fiscal year 2003 in response to new regulatory requirements, including the Sarbanes-Oxley Act of 2002 and related rules and regulations proposed or issued by the SEC and the Nasdaq National Market.

The Audit Committee is responsible for overseeing Sun’s accounting and financial reporting processes and audits of Sun’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibilities for Sun’s financial statements and reports, Sun’s internal auditors, as well as the independent registered public accounting firm who are responsible for expressing an opinion on the conformity of Sun’s audited financial statements to generally accepted accounting principles.

The Audit Committee met thirteen times either in person or by telephone during fiscal year 2004. In the course of these meetings, the Audit Committee met with management, the internal auditors and Sun’s independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of Sun’s internal controls and the overall quality of Sun’s financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent registered public accounting firm, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to Sun’s financial reporting and internal controls. These questions include, but are not limited to:

•	Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•	Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

During the course of fiscal year 2004, management began the process of documenting, testing and evaluating Sun’s system of internal controls in response to the requirements set forth in the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of progress in this process including planning and execution updates provided by management and the independent registered public accounting firm at each of the regularly scheduled Committee meetings. Management has provided the Audit Committee with a report on the effectiveness of the internal controls of the Company. The Audit Committee will continue to receive updates by management on the process and will review management’s and the independent registered public accounting firm’s evaluation of Sun’s system of internal controls to be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the SEC.

The Audit Committee recommended the engagement of Ernst & Young LLP as Sun’s independent registered public accounting firm for fiscal year 2004 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them to Sun. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with the independent registered public accounting firm their written independence letters issued in July and September 2004 as required by Independence Standards Board Standard No. 1.

The Audit Committee has reviewed the audited financial statements for fiscal year 2004 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2004, for filing with the SEC.

Submitted by the Audit Committee of the Board

Lynn E. Turner, Chairman

Robert J. Fisher

Robert L. Long

Naomi O. Seligman

CORPORATE GOVERNANCE

Sun is committed to sound principles of corporate governance. In furtherance of those principles, our Board has adopted corporate governance guidelines which govern, among other things, Board member criteria, responsibilities, compensation, education, management succession, committee composition and charters, as well as Board self-evaluation. You can access these corporate governance guidelines, along with other materials such as Board committee charters on our website at http://www.sun.com/company/cgov/.

Standards of Business Conduct. We have adopted Standards of Business Conduct applicable to all of our Board members and to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other finance executives. The Standards of Business Conduct constitute a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable Nasdaq rules. The Standards of Business Conduct are publicly available on our website at http://www.sun.com/company/cgov/. You may also request a copy of the Standards of Business Conduct by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK18-229

Santa Clara, California 95054

(650) 960-1300

Any waiver of the Standards of Business Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at http://www.sun.com/company/cgov/ or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of the Record Date by:

•	each person or group known by Sun, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of Sun common stock as of the Record Date;

•	each nominee for director;

•	the executive officers named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Name	Number of Shares Owned (1) (a)		Shares Subject to Options (2) (b)	Total (a)+(b)	Percentage of Outstanding Shares(%)
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	247,970,900	(3)	—	247,970,900	7.4%
Scott G. McNealy	56,264,370	(4)	12,600,080	68,696,382	2.0
James L. Barksdale	930,000		32,500	962,500	*
Stephen M. Bennett	50,000		—	50,000	*
Crawford W. Beveridge	90,881	(5)	1,441,746	1,532,627	*
L. John Doerr	3,038,496		72,500	3,110,996	*
Robert J. Fisher	577,600		72,500	650,100	*
Michael E. Lehman	214,484		10,000	224,484	*
Robert L. Long(6)	169,048	(7)	72,500	241,548	*
Stephen T. McGowan	31,983		910,080	942,063	*
M. Kenneth Oshman	2,232,200		72,500	2,304,700	*
Gregory M. Papadopoulos	49,217		1,220,080	1,269,297	*
Jonathan I. Schwartz	769,791	(8)	976,080	1,745,871	*
Naomi O. Seligman	10,000	(9)	52,500	62,500	*
Mark E. Tolliver(10)	20,000		1,576,080	1,596,080	*
Lynn E. Turner	—		10,000	10,000	*
David W. Yen(10)	253,614	(11)	1,255,280	1,508,894	*
All current directors and executive officers as a group (16 persons)	64,272,245	(12)	17,706,046	81,978,291	2.4

*	Less than one percent.

(1)	Excludes shares that may be acquired through stock option exercises. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

(2)	Pursuant to Rule 13d-3(c)(1) of the Exchange Act, includes shares that may be acquired through stock option exercises as of November 12, 2004 (60 days after the Record Date).

(3)	Based on Schedule 13G filed February 10, 2004, by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Capital Research is deemed to be the beneficial owner, as a result of acting as investment advisor to various companies, and has sole dispositive power with respect to these shares.

(4)	Includes 5,804 shares held by Mr. McNealy’s minor children.

(5)	Includes 25,000 shares of restricted stock subject to Sun’s right of repurchase.

(6)	Mr. Long will not stand for reelection to the Board.

(7)	Includes 10,455 shares held by Mr. Long’s wife, 32,966 shares in a grantor retained annuity trust held by Mr. Long’s wife and 72,500 shares held in a family limited partnership

(8)	Includes 40,000 shares of restricted stock subject to Sun’s right of repurchase.

(9)	Includes 10,000 shares held by Ms. Seligman’s husband.

(10)	Messrs. Tolliver and Yen ceased being executive officers of Sun on April 15, 2004 and June 20, 2004, respectively.

(11)	Includes 60,000 shares of restricted stock subject to Sun’s right of repurchase.

(12)	Includes 125,000 shares of restricted stock subject to Sun’s right of repurchase.

EXECUTIVE COMPENSATION

The following table shows compensation information for Sun’s chief executive officer and certain other highly compensated executive officers for the last three fiscal years:

Summary Compensation Table

										Long-term Compensation
										Awards
		Annual Compensation								Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)(4)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)			Other Annual Compensation ($)
Scott G. McNealy Chairman of the Board of Directors and Chief Executive Officer	2004 2003 2002	$100,000 100,000 100,000		$	— — 487,500		$	— — 59,964	(5)	— — —	1,500,000 1,000,000 3,500,200	$4,268 7,070 4,278
Crawford W. Beveridge Executive Vice President, People and Places and Chief Human Resources Officer	2004 2003 2002	481,765 421,000 410,000			98,810 — 83,948			— — —		— — —	500,000 300,000 500,200	9,654 11,214 9,700
Stephen T. McGowan Chief Financial Officer and Executive Vice President, Corporate Resources	2004 2003 2002	571,454 430,000 340,000			177,260 — 39,168	(6)		— — —		— — —	500,000 300,000 275,200	9,895 8,906 8,783
Gregory M. Papadopoulos Executive Vice President and Chief Technology Officer	2004 2003 2002	457,777 400,000 320,000			73,280 220,000 57,344	(7)		— 763 1,074	(8) (8)	— — —	500,000 300,000 350,200	7,956 7,731 7,647
Jonathan I. Schwartz President and Chief Operating Officer	2004 2003 2002	559,435 425,000 395,000	(9)		107,819 — 70,784	(9)		3,529 — —	(8)	— — —	1,500,000 300,000 350,200	6,110 9,287 6,361
Mark E. Tolliver(10) Former Executive Vice President and Chief Strategy Officer	2004 2003 2002	485,765 425,000 410,000			527,760 — 66,297	(11)		— — —		— — —	500,000 300,000 300,200	8,801 9,137 8,235
David W. Yen(10)(12) Executive Vice President, Scalable Systems Group	2004 2003 2002	491,396 425,000 335,000			627,500 — 85,760	(13)		— — —		$155,973 — —	500,000 300,000 340,200	10,048 8,955 7,631

(1)	Except as otherwise indicated, represents cash bonuses earned for the indicated fiscal years under our Section 162(m) Executive Officer Performance-Based Bonus Plan. Under this plan, Mr. McNealy will receive a bonus of $625,000 for fiscal 2004 if Sun achieves three consecutive quarters of operating profitability and year over year revenue growth on or by the end of fiscal 2007. See “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation.”

(2)

Awards of restricted stock are valued by multiplying the number of shares granted by the closing price on the date of grant, minus any consideration paid by the named executive. On April 30, 2004, we granted

Mr. Yen the right to purchase 40,000 shares of Sun restricted common stock at a purchase price of $.00067 per share that vest subject to continued employment as to 50% two and one-half years after the date of grant and as to the remaining 50% five years after the date of grant. As of June 30, 2004, 135,000 shares of restricted stock granted to the named executive officers having an aggregate value of $583,900 remain subject to vesting. The aggregate value is determined by multiplying the number of shares granted by the closing price of Sun’s common stock as reported on The Nasdaq National Market on June 30, 2004, minus any consideration paid by the named executive officer. Executive officers receive the same dividends on all shares of restricted stock as received by all other stockholders of Sun; however, Sun has never paid any cash dividends.

(3)	Includes premiums with respect to group life insurance paid by Sun on behalf of named executive officers as follows: for fiscal year 2004: Mr. McNealy-$268, Mr. Beveridge-$3,051, Mr. McGowan-$2,869, Mr. Papadopoulos-$919, Mr. Schwartz-$450, Mr. Tolliver-$2,001 and Mr. Yen-$2,001; for fiscal year 2003: Mr. McNealy-$270, Mr. Beveridge-$2,830, Mr. McGowan-$1,702, Mr. Papadopoulos-$562, Mr. Schwartz-$405, Mr. Tolliver-$1,845 and Mr. Yen-$1,680; for fiscal year 2002: Mr. McNealy-$278, Mr. Beveridge-$2,900, Mr. McGowan-$1,556, Mr. Papadopoulos-$516, Mr. Schwartz-$411, Mr. Tolliver-$1,435 and Mr. Yen-$1,163.

(4)	Includes matching contributions made by Sun on behalf of each executive officer to Sun’s 401(k) plan as follows: for fiscal year 2004: Mr. McNealy-$4,000, Mr. Beveridge-$6,603, Mr. McGowan-$7,026, Mr. Papadopoulos-$7,037, Mr. Schwartz-$5,660, Mr. Tolliver-$6,800 and Mr. Yen-$8,047; for fiscal year 2003: Mr. McNealy-$6,800, Mr. Beveridge-$8,384, Mr. McGowan-$7,204, Mr. Papadopoulos-$7,169, Mr. Schwartz-$8,882, Mr. Tolliver-$7,292 and Mr. Yen-$7,275; for fiscal year 2002: Mr. McNealy-$4,000, Mr. Beveridge-$6.800, Mr. McGowan-$7,227, Mr. Papadopoulos-$7,131, Mr. Schwartz-$5,950, Mr. Tolliver-$6,800 and Mr. Yen-$6,468.

(5)	Reflects income attributed to personal use of corporate jet.

(6)	Includes special one-time recognition bonus in the amount of $60,000.

(7)	Represents special cash bonus payment.

(8)	Represents special payment in recognition of patent applications attributed to the executive officer.

(9)	Mr. Schwartz elected to defer until retirement (subject to distributions of 10% of his account balance every three years beginning on January 1, 2003) payment of 25% of his salary and 50% of his bonus for fiscal year 2002, as permitted under our Non-Qualified Deferred Compensation Plan. For a description of our Non-Qualified Deferred Compensation Plan, see “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation — Components of executive compensation — Long-term incentives — Deferred compensation plan” contained elsewhere in this proxy statement.

(10)	Messrs. Tolliver and Yen ceased being executive officers of Sun on April 15, 2004 and June 29, 2004, respectively.

(11)	Includes special recognition bonus in the amount of $450,000, including $100,000 related to our settlement with Microsoft.

(12)	Mr. Yen elected to defer until retirement payment of 49%, 55% and 50% of his salary for fiscal years 2004, 2003 and 2002, respectively, and 100% of his bonuses earned under the Bonus Plan for fiscal years 2004, 2003 and 2002, as permitted under our Non-Qualified Deferred Compensation Plan. For a description of our Non-Qualified Deferred Compensation Plan, see “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation — Components of executive compensation — Long-term incentives — Deferred compensation plan” contained elsewhere in this proxy statement.

(13)	Includes special retention bonus in the amount of $500,000 payable pursuant to the letter agreement dated May 17, 2001 between Sun and Mr. Yen.

Option grants in last fiscal year

The following table shows the stock option grants made to the executive officers named in the Summary Compensation Table during fiscal 2004:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term(4)
					5%($)	10%($)
Scott G. McNealy	1,500,000	1.41%	$3.85	07/23/13	$3,631,866	$9,203,863

Crawford W. Beveridge	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954

Stephen T. McGowan	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954

Gregory M. Papadopoulos	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954

Jonathan I. Schwartz	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954
	1,000,000	0.94	3.90	04/30/14	2,452,689	6,215,596

Mark E. Tolliver	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954

David W. Yen	500,000	0.47	3.85	07/23/13	1,210,622	3,067,954

(1)	Stock options have a ten-year term and vest at a rate of twenty percent per year beginning on the first anniversary of the date of grant. See also “Executive Compensation — Executive officer severance and change-in-control arrangements” contained elsewhere in this proxy statement.

(2)	The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares, pursuant to a subscription agreement or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sun, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. However, our executive officers and members of the Board are currently prohibited from exercising their vested options pursuant to a Sun-sponsored cashless exercise procedure unless or until the SEC clarifies that this method of exercise is permitted under the Sarbanes-Oxley Act of 2002.

(3)	Options were granted at an exercise price equal to the last reported sale price of Sun’s common stock, as reported on the Nasdaq National Market on the date of grant.

(4)	Potential realizable value assumes that the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the options expire. These numbers are calculated based on the SEC’s requirements and do not represent an estimate by Sun of future stock price growth.

Option exercises in last fiscal year

The following table shows stock options exercised and the value of unexercised stock options held, by the executive officers named in the Summary Compensation Table during fiscal year 2004:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable
Scott G. McNealy	2,000,000	$7,081,200	16,233,413 / 5,466,787	$19,006,320 / $1,224,000
Crawford W. Beveridge	—	—	1,206,746 / 1,543,454	37,800 / 391,200
Stephen T. McGowan	—	—	730,080 / 1,115,120	173,240 / 391,200
Gregory M. Papadopoulos	—	—	1,020,080 / 1,030,120	122,688 / 391,200
Jonathan I. Schwartz	—	—	748,080 / 2,082,120	37,800 / 821,200
Mark E. Tolliver	—	—	1,389,413 / 970,787	221,992 / 391,200
David W. Yen	160,000	81,040	1,058,613 / 1,075,987	149,083 / 391,200

(1)	Based on the market value of underlying securities on the date of exercise minus the exercise price.

Executive officer severance and change-in-control arrangements

In October 1990, we approved a form of Senior Management Change of Control Agreement. In May 2003, the Leadership Development and Compensation Committee approved certain administrative amendments to the change of control agreements. Each of our executive officers, including the executive officers named in the Summary Compensation Table, has signed a “change-of-control” agreement. Subject to certain provisions in the agreement, each officer is eligible to receive the following if such officer’s employment is terminated within twelve months following a change-of-control of Sun: (i) an amount equal to two and one-half times such officer’s annual compensation (or, in the case of Mr. McNealy, three times his annual compensation); (ii) continuation of health benefits and group term life insurance for twenty-four months; and (iii) the acceleration of vesting for all stock options held. The officer’s wages, salary and incentive compensation for the immediately preceding calendar year is counted as annual compensation. A “change-of-control” includes (i) a merger or acquisition of Sun resulting in a fifty percent or greater change in the total voting power of Sun immediately following such transaction, and (ii) certain changes in the majority composition of the Board during a thirty-six month period, not initiated by the Board.

Any stock plan or employee stock plan containing change-of-control provisions could affect a named executive officer to the extent such officer participates in the plan.

In April 2004, Mr. Tolliver ceased being an executive officer of Sun. In May 2004, we entered into an agreement with Mr. Tolliver regarding the termination of his employment with Sun as of September 30, 2004. On that date, Mr. Tolliver will receive a lump sum payment equal to (i) 6 1/2 months of base salary and (ii) 6 1/2 months of COBRA premiums necessary to continue his current Sun medical and dental coverage, grossed up to cover payroll taxes. In addition, 10,000 shares restricted stock previously scheduled to vest on April 12, 2005 were accelerated to be fully vested as of August 31, 2004.

Deferred compensation arrangements

Under our Non-Qualified Deferred Compensation Plan, in the event of a participant’s death while an employee, the participant’s beneficiaries are entitled to receive the employee’s account balance plus a supplemental survivor benefit equal to two times the amount of compensation the participant deferred under the plan, not to exceed $3,000,000. For a description of the Non-Qualified Deferred Compensation Plan, see “Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation — Components of executive compensation — Long-term incentives — Deferred compensation plan” contained elsewhere in this proxy statement.

Certain transactions with officers and members of the Board

In October 2001, Jonathan I. Schwartz, President and Chief Operating Officer, received a full recourse, unsecured loan from Sun in the amount of $1,000,000, payable in full on or before October 29, 2005, at an interest rate of 4.82% per annum, compounded annually. This loan was made to assist Mr. Schwartz in meeting certain obligations in connection with a margin loan. In May 2002, the Board approved the grant of additional loans to Mr. Schwartz for an aggregate principal amount of up to $3,000,000 at market rate terms and for the same purpose as the loan granted in October 2001. Sun issued the first of these loans in June 2002, with a principal amount of $1,000,000 and an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006. This loan was a full recourse loan and secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the principal amount of the loan. This loan also obligated Mr. Schwartz to increase the number of shares of Sun common stock to secure the loan every six months as necessary so that the fair market value of the Sun common stock securing the loan equaled the total amount of principal, accrued interest and any other obligations then owed by Mr. Schwartz to Sun under the terms of the loan. On July 19, 2002, Sun loaned Mr. Schwartz the remaining $2,000,000 previously authorized. Under the terms of the July 2002 loan agreement, all previous loans to Mr. Schwartz (including the prior unsecured $1,000,000 loan issued in October 2001) were consolidated into one full recourse loan containing the same terms, an interest rate of 6.75% per annum, compounded semi-annually, payable in full on or before June 30, 2006 and secured by Sun common stock owned by Mr. Schwartz with a fair market value equal initially to the total $4,000,000 principal amount subject to adjustment every six months as provided in the June 2002 loan described above. Mr. Schwartz has made payments on schedule, and as of September 1, 2004, a balance of $3,665,503, including accrued interest, remained outstanding.

See also “Proposal 1 — Election of Directors — Compensation committee interlocks and insider participation” contained elsewhere in this proxy statement.

Section 16(a) beneficial ownership reporting compliance

Our members of the Board and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a member of the Board or an executive officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the 34 Act. Based on our review of the reports, we believe that during fiscal 2004 all of the members of the Board, our executive officers and ten percent stockholders complied with the foregoing filing requirements, except that there was a late Form 5 filed for David Yen with respect to one transaction. In addition, the Form 3 filed in fiscal 2000 for Crawford Beveridge did not include certain owned shares.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE OF

THE BOARD ON EXECUTIVE COMPENSATION

The following Report of the Leadership Development and Compensation Committee of the Board on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

Committee membership and organization

In accordance with the charter of the Leadership Development and Compensation Committee of the Board, the Leadership Development and Compensation Committee is appointed by and serves at the discretion of the Board on the recommendation of the Corporate Governance and Nominating Committee. The Leadership Development and Compensation Committee consists of no fewer than three members. All members of the Leadership Development and Compensation Committee must meet the independence requirements of the listing standards of the Nasdaq National Market and the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Exchange Act, and at least two members of the Committee must meet the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Purpose

The purpose of the Leadership Development and Compensation Committee is to discharge the Board’s responsibilities relating to compensation of Sun’s executive officers and to administer Sun’s stock plans and U.S. Non-Qualified Deferred Compensation Plan. The Leadership Development and Compensation Committee has overall responsibility for approving and evaluating all components of the compensation paid to Sun’s executive officers, including base salary, annual incentive bonuses and long-term incentives, and all compensation agreements, plans, policies and programs applicable to executive officers, including employment and severance agreements, change-in-control agreements and provisions, and any other executive officer-only benefits, compensation or material arrangements with respect to their employment. The Leadership Development and Compensation Committee also reviews and provides input to the executive and leadership development policies, plans and practices developed by management that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short and long term business strategies.

Compensation philosophy

Sun’s philosophy in setting compensation policies for executive officers is to align pay with performance. The Leadership Development and Compensation Committee approves and continually evaluates Sun’s compensation policies applicable to the executive officers, including the chief executive officer, and reviews the performance of these officers. The Leadership Development and Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Sun to attract and retain key executive talent;

•	Align all pay programs with Sun’s annual and long-term business strategies and objectives; and

•	Provide a mix of base and performance-leveraged variable compensation that directly links executive rewards to the performance of Sun and stockholder return.

The Leadership Development and Compensation Committee also believes that it is in the best interests of stockholders for Sun’s executive officers (as well as for the members of the Board of Directors and certain other individuals) to own Sun stock. During fiscal 2000, the Leadership Development and Compensation Committee

established stock ownership guidelines, applicable to these covered individuals, reflecting the Committee’s expectations as to the number of shares of Sun’s common stock these individuals should hold depending on their positions.

Components of executive compensation

The Leadership Development and Compensation Committee focuses primarily on the following three components in forming the total compensation package for Sun’s executive officers:

•	Base salary;

•	Annual incentive bonus; and

•	Long-term incentives.

Mix of pay components

The percentage of pay at risk increases as the level of position increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on the performance of the Company.

How amount of total compensation is determined

In order to evaluate Sun’s competitive position in the industry, the Leadership Development and Compensation Committee reviews and analyzes the compensation packages (including base salary, bonus, long-term incentives, and benefits) offered by other high technology companies. The companies used for comparison include a representative sample of hardware, software and technical services companies with revenue greater than one-billion dollars that are listed on the S&P 500 or the Nasdaq computer and technology indices. The comparator list comprises sixteen product-relevant companies; Sun ranked approximately at the median of this group in terms of the number of employees and annual revenue at the time of the review (March 2004). In addition to the market information, the Leadership Development and Compensation Committee, together with the Board of Directors, also subjectively reviews and evaluates the level of performance of each executive officer, including Mr. McNealy, in order to determine current and future appropriate compensation levels.

Base salary

The Leadership Development and Compensation Committee intends to compensate our executive officers, including the chief executive officer, competitively within the industry. In setting base salary levels, the Committee considers the scope, accountability and competitive market rates for a position, and also considers such factors as performance and experience of the individual.

For the chief executive officer, the Leadership Development and Compensation Committee targets the lower-end of the base salary range determined by its aforementioned competitive analysis, giving more significant emphasis to annual bonus and longer-term incentives for Mr. McNealy’s total compensation package. For fiscal years 2004, 2003 and 2002, Mr. McNealy’s annual base salary was $100,000, such that his annual bonus, if awarded, would comprise the vast majority of his total potential annual compensation. This focus has allowed the Leadership Development and Compensation Committee to set Mr. McNealy’s targeted compensation competitive to industry standards while directly compensating Mr. McNealy for Sun’s performance. See “Annual incentive bonus” below.

With respect to our other corporate executive officers, the Leadership Development and Compensation Committee has targeted base salary to the median of the industry, noting that in some circumstances it is necessary to provide compensation at above-market levels. These circumstances may include a need to attract and retain key individuals, to recognize roles that are larger in scope or accountability than standard market positions or to reward individual performance.

Annual incentive bonus

During fiscal 2004, our executive officers were eligible for a target annual incentive bonus, calculated by the Leadership Development and Compensation Committee as a percentage of the officers’ base salary, under the terms of our Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”). See “Discussion of compensation in excess of $1 million per year” below for a description of the Bonus Plan. All corporate executive officers, other than Mr. McNealy, were eligible for target bonuses ranging from fifty-five to one hundred percent of their base salary, depending on their positions. Mr. McNealy was eligible for a target bonus of two thousand five hundred percent of his $100,000 base salary, or $2.5 million.

For fiscal 2004, the Bonus Plan was based on the achievement of profit before tax (PBT). The PBT goal was derived from Sun’s internal projections and business plan. Due to economic challenges which Sun continued to experience during the last fiscal year, PBT was below the goal set for fiscal 2004. As such, the bonus plan funding was reduced to 25% of the original plan. Accordingly, for fiscal 2004, actual bonus payouts as determined by PBT performance for executive officers, other than Mr. McNealy, were 25% of target. The Leadership Development and Compensation Committee determined that the payout of the bonus for fiscal 2004 to Mr. McNealy will be contingent upon the Company achieving three consecutive quarters of operating profitability and year over year revenue growth on or by the end of fiscal 2007. If this performance criteria is met, Mr. McNealy will receive a bonus payment of $625,000, which is 25% of target.

Other Compensation

From time to time, the Company is involved in extraordinary transactions placing significant demands on employees. While many of these situations are deemed to be within the normal responsibilities of executives, the Company may on limited occasion provide one-time recognition bonuses to certain officers where the demands of the situation and results of the initiative warrant such recognition. The Committee also reserves the authority to provide recognition bonuses to officers in its sole discretion. In fiscal year 2004, two of the named executive officers received recognition bonuses.

Long-term incentives

Options and restricted stock.    The Leadership Development and Compensation Committee provides our executive officers with long-term incentive awards through grants of stock options and, in limited cases, restricted stock. The Leadership Development and Compensation Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Leadership Development and Compensation Committee considers grants of long-term incentive awards to executive officers during each fiscal year. Long-term incentive awards are granted based on industry practice and individual or corporate performance as determined by the Committee. The Leadership Development and Compensation Committee also grants stock options to Mr. McNealy. The Committee delegates authority to Mr. McNealy to grant stock options to employees, other than employees who hold a Vice President level position or above, subject to certain guidelines prescribed by the Committee.

Factors used to determine stock-based compensation include market practice, projected business needs and the projected impact of stockholder dilution. The Leadership Development and Compensation Committee believes that stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock. The Leadership Development and Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options utilize a five year vesting period in order to encourage a long-term perspective and to encourage key employees to remain at Sun. All options to executive officers to date have been granted at the fair market value of Sun’s common stock on the date of the grant. The Leadership Development and Compensation Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry.

The Leadership Development and Compensation Committee also makes restricted stock awards to executives. The use of restricted stock has been primarily limited within the last several fiscal years to specific cases in which a newly hired senior executive receives a grant in order to replace vested benefits and/or an equity position at a prior employer, to award an executive officer for extraordinary performance or to aid in retention, thereby supporting Sun’s executive succession plan. For fiscal year 2004, there were two restricted stock awards made to executive officers.

Deferred compensation plan.    In June 1995, the Leadership Development and Compensation Committee approved another component of our executive compensation program, the Non-Qualified Deferred Compensation Plan (the “Deferred Plan”). The Leadership Development and Compensation Committee last amended the Deferred Plan on May 18, 2004. The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to Board of Director members, executive officers and other members of our management, to enable them to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, compensation may be deferred until termination or other specified dates they may choose. Deferred amounts may be credited with earnings based on investment choices made available by the Leadership Development and Compensation Committee for this purpose. Participants’ dependents are also eligible to receive a pre-retirement death benefit.

Discussion of compensation in excess of $1 million per year

The Leadership Development and Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code of 1986, enacted under the Revenue Reconciliation Act of 1993. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance based within the meaning of Section 162(m).

In order to qualify compensation derived by executive officers from stock options as performance-based compensation, amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by our stockholders at our 1994 annual meeting.

Additionally, with respect to bonuses granted by the Leadership Development and Compensation Committee to such executive officers, the Committee approved the Section 162(m) Executive Officer Performance-Based Bonus Plan to qualify bonus payments to executives under Section 162(m). Stockholders approved the plan at our 2001 annual meeting. Periodically, the plan must be re-qualified by submitting it to our shareholders for approval. The Leadership Development and Compensation Committee, however, reserves the right to award compensation to our executives in the future that may not qualify under Section 162(m) as deductible compensation. The Leadership Development and Compensation Committee will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

Leadership development

The Leadership Development and Compensation Committee also reviews and adopts the executive and leadership development policies, plans and practices that support Sun’s ability to develop and retain the superior executive and leadership talent required to deliver against our short and long-term business strategies. During fiscal 2002, the Leadership Development and Compensation Committee approved the creation of the Leadership Institute, an organization which provides executive development experiences to Sun’s next generation of leaders. Since inception, 42 current Sun vice presidents have completed the leadership development program. In conjunction with the full Board, the Leadership Development and Compensation Committee also reviewed the succession and development plans for Sun’s top executives.

Conclusion

The Leadership Development and Compensation Committee believes that its executive compensation philosophy and leadership development practices serve the best interests of Sun and our stockholders.

Submitted by the Leadership Development and Compensation Committee of the Board

L. John Doerr, Chairman

M. Kenneth Oshman

Naomi O. Seligman

PERFORMANCE GRAPH

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Sun securities are listed on the Nasdaq National Market and are governed by its listing standards. Presented below is a line graph that compares the cumulative return of the following to our cumulative total stockholder return for the five years ending on June 30, 2004:

•	Sun Common Stock;

•	S&P 500 Stock Index; and

•	S&P Computers (Hardware) Index.

Map and Driving Directions to Sun’s Santa Clara Campus

From San Francisco, going south:

Take 101 South;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

From San Jose, going north:

Take 101 North;

Take San Tomas/Montague Expressway exit and follow the exit for Montague Expressway (east);

Turn right on ramp to Lafayette Street;

Drive 0.3 miles and turn right on Palm Drive.

SUN-PS-04

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SUN MICROSYSTEMS, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

By signing below, you, as a stockholder of Sun Microsystems, Inc., hereby appoint Scott G. McNealy and Michael A. Dillon or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at Sun’s Annual Meeting of Stockholders to be held on Wednesday, November 10, 2004, and at any adjournment(s) or postponement(s) thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m. (registration will begin at 9:00 a.m.) in the Auditorium at Sun’s Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California.

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SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SUN MICROSYSTEMS, INC.

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THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 & 2.

1.	ELECTION OF BOARD OF DIRECTORS:
Nominees: (01) Scott G. McNealy; (02) James L. Barksdale;
(03) Stephen M. Bennett, (04) L. John Doerr; (05) Robert J. Fisher;
(06) Michael E. Lehman; (07) M. Kenneth Oshman; (08) Naomi O. Seligman;
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